                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement

[ ]     Confidential, for Use of Commission Only (as permitted by
        Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                LEGG MASON, INC.
                    -----------------------------------------
                (Name of Registrant as Specified In Its Charter)


             -------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        (2)      Aggregate number of securities to which transaction applies:

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        (3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it
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[ ]     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                     [LOGO]
                                      LEGG
                                     MASON

                               100 Light Street
                           Baltimore, Maryland 21202

                                                                  June 20, 2002

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders which will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 23, 2002. On the following pages you will find the Notice of Annual Meeting and Proxy Statement.

    Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

    I hope that you will attend the meeting, and I look forward to seeing you there.

                                          Sincerely,

                                          /s/ Raymond A. Mason
                                          RAYMOND A. MASON
                                          Chairman of the Board, President and
                                            Chief Executive Officer

                               LEGG MASON, INC.

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            Tuesday, July 23, 2002

                               -----------------

To the Stockholders of
  LEGG MASON, INC.:

    The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland, on Tuesday, July 23, 2002 at 10:00 a.m. to consider and vote upon:

        (1) The election of four directors for the three-year term ending in 2005 and the election of one director for the two-year term ending in 2004; and

        (2) Any other matter that may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 24, 2002 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

    Your attention is directed to the accompanying Proxy Statement and 2002 Annual Report to Stockholders.

                                          By order of the Board of Directors

                                          /s/ Robert F. Price
                                          ROBERT F. PRICE
                                          Secretary

June 20, 2002

                               LEGG MASON, INC.
                               100 Light Street
                           Baltimore, Maryland 21202

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            Tuesday, July 23, 2002

                               -----------------

    The enclosed proxy is solicited by the Board of Directors of Legg Mason, Inc. ("Legg Mason") and may be revoked by the stockholder at any time before it is exercised. The cost of soliciting proxies will be borne by Legg Mason. Proxies will be solicited by mail and may be solicited by Legg Mason's officers, directors and employees personally, by telephone or by any other means of communication. Legg Mason may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. Legg Mason is sending this proxy material to stockholders on or about June 20, 2002.

    Stockholders of record at the close of business on May 24, 2002 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote (i) 64,861,185 shares of Common Stock, $.10 par value ("Common Stock"), of Legg Mason, each of which is entitled to one vote and (ii) 2,431,094 Exchangeable Shares, no par value ("Exchangeable Shares"), of a Canadian subsidiary of Legg Mason, each of which is exchangeable into, and has voting rights identical to, one share of Common Stock.

    Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock and Exchangeable Shares present in person or represented by proxy at the meeting, with a quorum present. Abstentions and broker non-votes do not affect the plurality vote for the election of directors.

                             ELECTION OF DIRECTORS

    Legg Mason's Board of Directors is divided into three classes. Each year one class is elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for

    . the election of four directors for the three-year term expiring at the Annual Meeting of Stockholders in 2005; and

    . the election of one director for the two-year term expiring at the Annual Meeting of Stockholders in 2004.

All nominees presently serve as directors. Kurt L. Schmoke was elected as a Director by the Board of Directors in January 2002 to fill a vacancy on the Board. To balance the classes, he was assigned to the class whose term expires in 2004. Under Maryland law, Mr. Schmoke must be elected by stockholders at this Annual Meeting.

    The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event any nominee is unable to serve, the persons named in the proxy may vote for a substitute nominee that they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Nominees for Director for the Term Expiring in 2005

    Nicholas J. St. George, age 63, has been a director of Legg Mason since July 1983. He is engaged in private investment activities. He was the Chief Executive Officer of Oakwood Homes Corporation, a manufacturer and retailer of manufactured homes, from 1979 to 1999.

    Richard J. Himelfarb, age 60, has served as a director of Legg Mason since November 1983. He has been a Senior Executive Vice President of Legg Mason and Legg Mason Wood Walker, Incorporated ("LMWW"), Legg Mason's principal securities brokerage subsidiary, since July 1995. He is responsible for supervising the corporate and real estate finance activities of Legg Mason.

    Roger W. Schipke, age 65, has been a director of Legg Mason since January 1991. He is engaged in private investment activities. Mr. Schipke is a director of Brunswick Corporation and the Rouse Company.

    Edward I. O'Brien, age 73, has been a director of Legg Mason since February 1993. He is engaged in private investment activities. He has served in an advisory capacity to certain entities in the securities business. Mr. O'Brien served as a consultant to the Securities Industry Association from December 1992 to November 1993, and as its President from 1974 to December 1992. Mr. O'Brien is a director of a number of mutual funds in the Neuberger & Berman mutual fund complex.

Nominee for Director for the Term Expiring in 2004

    Kurt L. Schmoke, age 52, has been a director of Legg Mason since January 2002. He has been a partner in the law firm Wilmer, Cutler & Pickering since December 1999. From December 1987 through December 1999, he was Mayor of the City of Baltimore.

Directors Continuing in Office

                   Directors whose terms will expire in 2003

    Harry M. Ford, Jr., age 69, has been a director of Legg Mason since its formation in 1981 and has served as a Senior Vice President of Legg Mason since May 1982. Mr. Ford's principal occupation is as a Financial Advisor with LMWW.

    James E. Ukrop, age 64, has been a director of Legg Mason since January 1985. He has been the Chairman of the Board of Ukrop Super Markets, Inc., which operates a chain of supermarkets in Virginia, since 1997, and was President and Chief Executive Officer of that company from 1975 to 1997. Mr. Ukrop is a director of Owens & Minor, Inc. and Chairman of First Market Bank.

    John E. Koerner, III, age 59, has been a director of Legg Mason since October 1990. He has been the President of Koerner Capital Corporation, a private investment corporation, since August 1995.

    Peter F. O'Malley, age 63, has been a director of Legg Mason since April 1992. He has been Of Counsel to the law firm of O'Malley, Miles, Nylen & Gilmore, P.A. and its predecessor, O'Malley & Miles, since 1989. Mr. O'Malley currently serves as the President of Aberdeen Creek Corp., a privately-held company engaged in investment, business consulting and development activities, and is a director of Potomac Electric Power Company, Legg Mason Trust, fsb and FTI Consulting.

                   Directors whose terms will expire in 2004

    Raymond A. Mason, age 65, has served as Chairman of the Board, President and Chief Executive Officer of Legg Mason since its formation in 1981. He has served as Chairman and Chief Executive Officer of LMWW since 1975. Mr. Mason is a director of the Legg Mason Value Trust, Inc. and the Legg Mason Special Investment Trust, Inc.

    James W. Brinkley, age 65, has been a director of Legg Mason since its formation in 1981 and has served as a Senior Executive Vice President of Legg Mason since December 1983. In November 1985, he became President of LMWW and in February 1998, he also became the Chief Operating Officer of LMWW.

    Harold L. Adams, age 63, has been a director of Legg Mason since January 1988. He has been the Chairman and Chief Executive Officer of RTKL Associates, Inc., an international architecture, engineering and planning firm, since 1987 and was the President of that firm from 1969 through 2000.

Committees of the Board--Board Meetings

    The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee.

    The Audit Committee consists of Messrs. St. George (Chairman), O'Brien and Schipke, and is primarily concerned with the effectiveness of the audits of Legg Mason by Legg Mason's independent accountants. Its duties include:

    .  recommending the selection of independent accountants;

    .  reviewing the scope and results of the audits conducted by them;

    .  reviewing the activities of Legg Mason's internal auditors;

    . reviewing the organization and scope of Legg Mason's internal system of accounting and financial controls; and

    .  monitoring and reviewing Legg Mason's financial reporting process.

    The Compensation Committee consists of Messrs. Koerner (Chairman) and Ukrop, and is responsible for approving the compensation of the senior executive officers of Legg Mason. The Compensation Committee also serves as the administrative committee of certain of Legg Mason's employee benefit plans.

    During the fiscal year ended March 31, 2002, the Board of Directors met five times, the Audit Committee met six times and the Compensation Committee met four times. Each director attended 75% or more of the aggregate number of meetings of the Board and all committees of the Board on which the director served that were held during the period for which he was a director.

Compensation of Directors

    Directors who are not employees of Legg Mason receive:

    .  an annual retainer of $20,000;

    .  a fee of $4,000 for each Board meeting attended; and

    .  reimbursement of expenses for attendance at meetings.

    In addition, committee members receive a fee of $2,500 for each committee meeting attended, and the chairman of each committee receives an additional annual retainer of $5,000.

    Under the terms of the Legg Mason, Inc. Stock Option Plan for Non-Employee Directors, Legg Mason grants each non-employee director options to purchase 6,000 shares of Common Stock

    .  on the date he or she is first elected as a director; and

    .  on the date of each subsequent Annual Meeting of Stockholders.

All options have an exercise price equal to the fair market value of the Common Stock on the grant date. The options are exercisable immediately upon the grant date and have a ten-year term, subject to earlier termination in the event the recipient ceases to be a director of Legg Mason. During the fiscal year ended March 31, 2002, each of the non-employee directors received an option to purchase 6,000 shares of Common Stock. This stock option plan covers an aggregate of 1,100,000 shares of Common Stock.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the ownership of Common Stock of Legg Mason as of May 24, 2002 by each director, each executive officer named in the Summary Compensation Table, all executive officers and directors as a group, and each person who, to the best of Legg Mason's knowledge, beneficially owned more than five percent of Legg Mason's outstanding Common Stock.

                                                                COMMON      PERCENT OF
                                                                STOCK       OUTSTANDING
                                                             BENEFICIALLY     COMMON
                       NAME OF OWNER                         OWNED(1)(2)    STOCK(2)(3)
                       -------------                         ------------   -----------
Wellington Management Company, LLP..........................  5,130,412(4)     7.91
American Express Financial Corporation......................  3,761,667(5)     5.80
Raymond A. Mason............................................  2,053,090(6)     3.14
James W. Brinkley...........................................    755,164(7)     1.16
Richard J. Himelfarb........................................    282,478(8)        *
Harry M. Ford, Jr...........................................    142,322           *
James E. Ukrop..............................................    131,584           *
Timothy C. Scheve...........................................    116,333(9)        *
Thomas P. Mulroy............................................    104,273(10)       *
John E. Koerner, III........................................     81,390(11)       *
Peter F. O'Malley...........................................     75,324           *
Harold L. Adams.............................................     73,666           *
Edward I. O'Brien...........................................     60,260           *
Nicholas J. St. George......................................     58,664           *
Roger W. Schipke............................................     54,328(12)       *
Kurt L. Schmoke.............................................      6,000           *
All executive officers and directors as a group (23 persons)  4,646,877        7.02

--------
 *  Less than 1%.
(1) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole dispositive and voting power.
(2) Includes the following number of shares subject to options exercisable within 60 days from May 24, 2002: Mr. Mason--515,951; Mr. Brinkley--88,206; Mr. Himelfarb--53,676; Mr. Ford--31,264; Mr. Ukrop--55,326; Mr.
    Scheve--63,928; Mr. Mulroy--47,598; Mr. Koerner--55,326; Mr.
    O'Malley--51,994; Mr. Adams--55,326; Mr. O'Brien--58,660; Mr. St.
    George--29,332; Mr. Schipke--44,396; Mr. Schmoke--6,000; and all executive officers and directors as a group--1,350,774. For purposes of determining the percentage of outstanding Common Stock for any person on the table, these options held by that person are assumed to have been exercised. Does not include shares represented by vested beneficial interests in the Legg Mason Profit Sharing and 401(k) Plan and Trust.
(3) For purposes of determining percentages of outstanding Common Stock, Exchangeable Shares are not included because none are beneficially owned by any director or executive officer.
(4) Represents shares held by Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109, in its capacity as investment advisor. All of the 5,130,412 shares are held with shared dispositive power and 4,726,712 shares are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by WMC reporting ownership as of December 31, 2001. The percentages are based on Legg Mason's outstanding shares as of May 24, 2002.

(5) Represents shares held by American Express Financial Corporation ("American Express"), 200 AXP Financial Center, Minneapolis, Minnesota 55474 and its subsidiaries and advised accounts. All of the 3,761,667 shares are held with shared dispositive power and 3,149,646 shares are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by American Express reporting ownership as of December 31, 2001. The percentages are based upon Legg Mason's outstanding shares as of May 24, 2002.
(6) Does not include 12,600 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership. Does not include 300 shares that are held in trusts for Mr. Mason's children, as to which Mr. Mason disclaims beneficial ownership. Includes 20,000 shares of restricted stock as to which Mr. Mason has voting power, but which are subject to transfer restrictions.
(7) Excludes 7,332 shares owned by a charitable foundation of which Mr. Brinkley is co-trustee.
(8) Includes 4,789 shares of restricted stock as to which Mr. Himelfarb has voting power, but which are subject to transfer restrictions.
(9) Includes 5,267 shares of restricted stock as to which Mr. Scheve has voting power, but which are subject to transfer restrictions.
(10) Includes 5,271 shares of restricted stock as to which Mr. Mulroy has voting power, but which are subject to transfer restrictions.
(11) Includes 2,400 shares owned by Mr. Koerner's children.
(12) Includes 1,000 shares held in trust of which Mr. Schipke is trustee.

                            EXECUTIVE COMPENSATION

    The following table provides information concerning compensation for the past three fiscal years of Legg Mason's Chief Executive Officer and each of the four other most highly compensated executive officers.

                          Summary Compensation Table

                                                                               Long-Term
                                             Annual Compensation             Compensation
                                     ----------------------------------- ---------------------
                                                                         Restricted
                                                            Other Annual   Stock     Options      All Other
Name and Principal Position     Year  Salary    Bonus(1)    Compensation Awards(2)  Granted(#) Compensation(3)
---------------------------     ---- -------- ----------    ------------ ---------- ---------- ---------------
Raymond A. Mason............... 2002 $330,000 $7,344,688(4)    $3,148           --   350,000      $ 22,905
 Chairman of the Board,         2001  327,500  6,650,000        1,993           --   100,000        28,428
 President and Chief Executive  2000  300,000  6,800,000        1,899           --        --        40,211
 Officer

James W. Brinkley.............. 2002 $275,004 $2,500,000       $2,203           --    20,000      $129,804
 Senior Executive Vice          2001  272,920  2,950,000        2,085           --    27,000       145,394
 President                      2000  249,996  3,100,000        1,968           --        --       127,459

Richard J. Himelfarb........... 2002 $245,004 $1,350,000       $2,249     $163,300    10,000      $ 21,657
 Senior Executive Vice          2001  243,754  1,170,000        2,125      130,000    12,000        26,386
 President                      2000  230,004  1,700,000        2,002           --    12,000        22,797

Thomas P. Mulroy(5)............ 2002 $240,000 $1,440,000       $1,931     $174,200    20,000      $  9,150
 Senior Vice President          2001  238,333  1,350,000        1,843      150,000    18,000        12,731

Timothy C. Scheve.............. 2002 $240,000 $1,372,500           --     $166,000    20,000      $  9,150
 Senior Executive Vice          2001  238,750  1,440,000           --      160,000    18,000        12,731
 President                      2000  223,750  1,625,000           --           --    20,000        11,600

--------
(1) Each fiscal year Legg Mason sets aside an executive bonus pool in an amount up to 10% of Legg Mason's pre-tax income for the fiscal year (before deducting the bonuses). The selection of the participants in the pool, the total amount received for bonuses, and the allocation of incentive bonuses among the executive officers of Legg Mason is approved by the Compensation Committee as described in the Compensation Committee Report on Executive Compensation. In addition, when circumstances warrant, the Compensation Committee may grant an executive officer a bonus in addition to that awarded under the bonus pool.

(2) Awards have been valued for this table using the closing price of Legg Mason Common Stock on the New York Stock Exchange on the grant date of the award. In May 2002, Messrs. Himelfarb, Mulroy and Scheve were granted 2,931, 3,127 and 2,980 shares, respectively, of restricted stock in lieu of receiving a portion of their annual cash bonuses for fiscal 2002. These shares vest in 33% annual increments, commencing May 15, 2003. In May 2001, Messrs. Himelfarb, Mulroy and Scheve were granted 2,787, 3,216 and 3,431 shares, respectively, of restricted stock in lieu of receiving a portion of their annual cash bonuses for fiscal 2001. These shares vest in 33% annual increments, commencing May 15, 2002. As of March 31, 2002, the number and value of shares of restricted stock held by Messrs. Mason, Himelfarb, Mulroy and Scheve were 20,000, 2,787, 3,216 and 3,431 and $1,061,600,
    $147,934, $170,705 and $182,117, respectively. All officers receive the dividends paid on the restricted stock.

(3) Amounts for fiscal 2002 include $9,150 for each individual contributed under the Legg Mason Profit Sharing and 401(k) Plan and Trust, and include for Messrs. Mason, Brinkley and Himelfarb, respectively, $13,755, $120,654 and $12,507 of commissions earned from securities brokerage activities.

(4) Includes $844,688 awarded to Mr. Mason as bonuses conditioned upon the proceeds being used to repay a portion of the outstanding principal on a loan made to Mr. Mason in December 1998.

(5) Mr. Mulroy became an executive officer of Legg Mason during fiscal 2001.

                                 STOCK OPTIONS

    The following table summarizes option grants made by Legg Mason during the fiscal year ended March 31, 2002 to the executive officers named in the Summary Compensation Table.

                         Option Grants in Fiscal 2002

                             Individual Grants(1)
                      -----------------------------------
                      Number of    % of Total
                      Securities    Options
                      Underlying   Granted to   Exercise             Grant Date
                       Options     Employees      Price   Expiration  Present
         Name          Granted   in Fiscal Year ($/Share)    Date     Value(2)
         ----         ---------- -------------- --------- ---------- ----------
 Raymond A. Mason....  200,000        8.57%      $46.64   7/22/2007  $4,021,600
                       150,000        6.42        49.03   7/22/2007   3,187,425
 James W. Brinkley...   20,000        0.86        49.03   7/22/2009     464,448
 Richard J. Himelfarb   10,000        0.43        49.03   7/22/2009     232,224
 Thomas P. Mulroy....   20,000        0.86        49.03   7/22/2009     464,448
 Timothy C. Scheve...   20,000        0.86        49.03   7/22/2009     464,448

--------
(1) Option grants made pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan. The exercise price of each option granted under the Plan is not less than the fair market value of the Common Stock on the grant date. Options generally are not exercisable during the first year after the date of grant, and thereafter generally become exercisable in cumulative installments of 20% on each anniversary of the date of grant, so that the options are fully exercisable on and after 5 years from the date of grant. The options granted to Mr. Mason in fiscal 2002 become exercisable in cumulative installments of 33% during each successive year after the grant date, so that the options become fully exercisable during and after the third year from the date of grant, except that 2,140 of these options become exercisable during the fifth year after the date of grant and expire on July 22, 2009. In all cases, vesting of options may be accelerated in certain circumstances. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The stock options were valued using the Black-Scholes Option Pricing Model. The following assumptions were made for purposes of calculating the Grant Date Present Value: an expected option term of 6 or 8 years to exercise, based on the option expiration date; a dividend yield of .81%; stock price volatility of 40.01% or 37.53%, based upon the daily Common Stock market price for the 6 or 8 years, respectively, prior to the grant date; and risk-free interest rate of 4.82% for 6 year options and 5.02% for 8 year options. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of Legg Mason and its Common Stock. Legg Mason cannot be certain that the actual value realized will approximate the amount calculated under the valuation model.

    The following table summarizes option exercises during the fiscal year ended March 31, 2002 by the executive officers named in the Summary
Compensation Table and the value of their unexercised options at March 31, 2002.

                 Aggregate Option Exercises During Fiscal 2002
                  and Value of Options Held at March 31, 2002

                                               Number of Securities      Value of Unexercised
                       Number                 Underlying Unexercised    In-the-Money Options at
                      of Shares              Options at March 31, 2002     March 31, 2002(1)
                     Acquired on    Value    ------------------------- -------------------------
        Name          Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
        ----         ----------- ----------- ----------- ------------- ----------- -------------
Raymond A. Mason....   73,336    $2,793,155    277,332      544,666    $9,142,820   $5,799,070
James W. Brinkley...   35,332     1,346,722     73,806       56,190     2,589,818      467,126
Richard J. Himelfarb   35,664     1,459,019     45,276       39,390     1,333,615      499,594
Thomas P. Mulroy....       --            --     35,998       64,002       849,572      742,468
Timothy C. Scheve...   14,666       551,442     52,328       64,002     1,672,867      742,468

--------
(1) Value realized and value of unexercised options are calculated by determining the difference between the fair market value of the shares underlying the options and the exercise price of the options at exercise or March 31, 2002, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Legg Mason's executive compensation program is designed to attract, motivate and retain the management talent needed to strengthen Legg Mason's position in the financial services industry and to achieve its business objectives.

    Salaries of senior executive officers are set at levels which the Compensation Committee (the "Committee") of the Board of Directors believes are competitive with salaries of executives in similar positions at comparable financial services companies. In addition, in determining senior executive compensation, the Committee places substantial emphasis on incentive compensation directly related to short and long-term corporate performance through annual cash bonuses and stock option grants. The members of the Committee are non-employee directors.

    As is common in the financial services industry, a significant portion of total cash compensation of Legg Mason's executive officers is paid in the form of bonuses. For example, in fiscal 2002, approximately 96% of the annual cash compensation of Raymond A. Mason, Legg Mason's Chief Executive Officer ("CEO"), was paid as bonuses. This is intended to maximize the portion of an individual's compensation that is subject to fluctuation each year based upon corporate and individual performance.

    The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement Legg Mason's business plans as well as to react to unanticipated external factors which can have a significant impact on corporate performance. Compensation decisions for all executives, including the CEO, are based on the same general criteria.

    There are three major components of Legg Mason's executive compensation program: base salary, short-term awards, and long-term incentive awards.

Base Salary

    A competitive base salary is important in fostering a career orientation among executives consistent with the long-term nature of Legg Mason's business objectives. The Committee determines the salary of the CEO and Legg Mason's other senior executive officers based on its consideration of the CEO's recommendations.

    Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing Legg Mason's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations.

    Raymond A. Mason, Legg Mason's CEO, has more than 35 years of service with Legg Mason. The Committee established his fiscal 2002 salary of $330,000 based upon competitive positioning and Legg Mason's overall compensation approach of limiting base salary levels and emphasizing incentive compensation.

Short-Term Awards

    Short-term awards to executives are based on Legg Mason's fiscal year operating results and the performance and responsibilities of the individual executives. Short-term awards also reflect each executive officer's contributions to the business during the fiscal year.

    Legg Mason's Executive Incentive Compensation Plan provides for an executive bonus pool in an amount up to 10% of Legg Mason's pre-tax income (calculated before deduction of the bonuses) for annual awards to the CEO and other key executive officers selected by the Committee. Because the pool amount is based on pre-tax income, the total size of the pool varies with Legg Mason's performance. During the first quarter of the fiscal year the Committee established maximum percentage allocations of the total pool for certain key executive officers. Mr. Mason's maximum percentage allocation for fiscal 2002 was established at 40%. After the end of each fiscal year, the Committee approves specific bonuses from the pool for each participating executive officer, which may not exceed the maximum percentage previously allocated. The pre-established maximum percentage allocation and the specific bonus the CEO and each of the other selected executives receives within the amount determined pursuant to the pre-established percentage allocation is dependent on the executive's level of responsibility, individual performance, corporate performance, initiative, business judgment and management skills.

    In addition, when circumstances warrant, the Committee may award an executive officer a bonus that is in addition to the bonus awarded under the bonus pool. These bonuses are awarded based on the same factors used in allocating the bonus pool, and generally are used to reward outstanding performance that the Committee feels warrants a bonus in excess of the maximum percentage allocated to that executive officer from the bonus pool.

    In fiscal 2002, the Committee granted Mr. Mason quarterly supplemental bonuses totaling $844,688 conditioned upon the proceeds being applied to repay a portion of the outstanding principal on a loan from Legg Mason. This was done pursuant to the Committee's decision, when it granted the loan in 1998 as part of a compensation arrangement, to award supplemental bonuses that Mr. Mason would use to repay the loan.

    Total bonuses (including restricted stock awards) to the CEO and the four other named executive officers with respect to fiscal 2002 aggregated 5.4% of pre-tax income (before deduction of the bonuses), with 51% of the total bonuses (2.7% of Legg Mason's pre-tax income before deduction of the bonuses) being awarded to Mr. Mason. As discussed below, for certain executive officers, not including Mr. Mason, the Committee approved the issuance of restricted shares of Common Stock in May 2002 in lieu of paying a portion of their cash bonuses for fiscal 2002. The total bonuses awarded to Mr. Mason for fiscal 2002 reflect his significant personal contributions to Legg Mason and its business, and were based on the Committee's general evaluation of Mr. Mason's overall contribution to Legg Mason's business. Although market conditions made fiscal 2002 a difficult year for companies in the financial services industry, the Committee feels that Mr. Mason did an excellent job in guiding Legg Mason through the year. The Committee believes that Mr. Mason's salary and cash bonuses were appropriate in relation to compensation of CEOs of comparable companies, taking into account the size and business results of Legg Mason and those companies.

    Section 162(m) of the Internal Revenue Code limits deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in proxy statements of public companies. The Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Committee may authorize payments that may not be fully deductible if the Committee believes it is in the interest of Legg Mason to do so.

Long-Term Incentive Awards

    Long-term incentive awards are designed to reinforce the importance of building long-term value for Legg Mason's stockholders. All long-term incentive awards made in fiscal 2002 were made under the stockholder-approved Legg Mason, Inc. 1996 Equity Incentive Plan.

    Stock options and restricted shares of Common Stock were the only long-term incentives granted to executive officers for fiscal 2002. The Committee believes that stock option grants focus management's attention on long-term growth in stockholder value and stock price appreciation. Generally, options have a term of up to 8 years, are granted at the fair market value of Legg Mason Common Stock on the date of grant, and an initial portion of the options becomes exercisable one year from date of grant, with the balance becoming exercisable in increments over the ensuing four years. Generally, recipients must remain employed by Legg Mason to exercise their options.

    The number of options that the Committee grants to executive officers is based on individual performance and level of responsibility, and is approved by the Committee after considering the recommendations of the CEO. Award levels must be sufficient in size so that executives develop strong incentives to achieve long-term corporate goals.

    In order to increase stock ownership of executive officers and further align the incentives of management and stockholders, the Committee granted restricted shares of Common Stock to several executive officers in lieu of paying a portion of their cash bonuses for fiscal 2002 under Legg Mason's Executive Incentive Compensation Plan. In May 2002 each recipient was granted shares that had a fair market value, on the date the Committee approved the grant, equal to the amount of cash bonus that was withheld. One-third of the shares of restricted stock granted vest on each of the first three anniversaries of the grant date. Prior to vesting, the shares may not be transferred and are generally subject to forfeiture in certain circumstances.

    In April 2002, the Committee adopted a new long-term incentive program under the Legg Mason, Inc. 1996 Equity Incentive Plan for fiscal 2003 pursuant to which certain executive officers, including Mr. Mason, will be granted in May 2003 supplemental bonuses, paid in shares of Common Stock, if Legg Mason's diluted earnings per share in fiscal 2003, including the cost of the grants, are at least 12% higher than its diluted earnings per share in fiscal 2002. These bonuses will not exceed $5 million, in aggregate.

                                          COMPENSATION COMMITTEE
                                             John E. Koerner, III, Chairman
                                             James E. Ukrop

Compensation Committee Interlocks and Insider Participation

    During the fiscal year ended March 31, 2002, John E. Koerner, III, Margaret DeB. Tutwiler and James E. Ukrop served on the Compensation Committee. Ms. Tutwiler resigned from the Board of Directors and Compensation Committee on July 10, 2001. None of these individuals has ever been an officer or employee of Legg Mason or any of its subsidiaries and no "compensation committee interlocks" existed during fiscal 2002 since no Legg Mason executive officers served on the boards of other publicly traded companies.

                            AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the financial reporting of Legg Mason and its subsidiaries by recommending the independent accountants, reviewing the scope and results of the independent accountants' audits, reviewing the activities of Legg Mason's internal auditors and reviewing the organization and scope of Legg Mason's internal system of accounting and financial controls. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. A copy of that charter was included in Legg Mason's 2001 Proxy Statement. Each Audit Committee member is independent as required by the listing standards of the New York Stock Exchange.

    Legg Mason's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of consolidated financial statements in accordance with generally accepted accounting principles. Legg Mason's independent accountants are responsible for auditing those financial statements in accordance with generally accepted auditing standards. The Audit Committee monitors and reviews these processes. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to accountant independence. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to below do not assure that the audit of Legg Mason's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Legg Mason's independent accountants are in fact independent.

    In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Legg Mason as of and for the fiscal year ended March 31, 2002 with management and Legg Mason's independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." Furthermore, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence from Legg Mason and its management. When considering the independent accountants' independence, the Audit Committee considered whether their provision of services to Legg Mason beyond those rendered in connection with their audit and review of Legg Mason's consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent accountants for audit and non-audit services.

    Based on the reports and discussions described in this Report, and subject to the limitations on the Audit Committee's role and responsibilities referred to above, the Audit Committee has recommended to the Board of Directors that Legg Mason's audited consolidated financial statements as of and for the fiscal year ended March 31, 2002 be included in Legg Mason's Annual Report on Form 10-K.

                                          AUDIT COMMITTEE
                                             Nicholas J. St. George, Chairman
                                             Edward I. O'Brien
                                             Roger W. Schipke

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on Legg Mason's Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Stock Index and the SNL Securities and Investments Index (the "SNL Securities Index") over the same period (assuming the investment of $100 in each on March 31, 1997, and the reinvestment of all dividends). The SNL Securities Index consists of 81 publicly held broker dealer and investment adviser firms.

                                    [CHART]

                               Fiscal Year Ended March 31,

                      1997    1998    1999    2000    2001    2002
------------------------------------------------------------------
Legg Mason             100     189     217     280     275     349
------------------------------------------------------------------
S&P 500 Stock Index    100     148     175     207     162     162
------------------------------------------------------------------
SNL Securities Index   100     203     270     377     289     306
------------------------------------------------------------------

Source: SNL Financial

                             CERTAIN TRANSACTIONS

    During fiscal 2002, Legg Mason engaged RTKL Associates, Inc. ("RTKL") to perform architectural and engineering services for Legg Mason. Approximately $64,000 was paid by Legg Mason for these services during the fiscal year ended March 31, 2002. Harold L. Adams, a director of Legg Mason, is the Chairman and Chief Executive Officer of RTKL.

    On December 8, 1998, Legg Mason loaned to Raymond A. Mason, Legg Mason's Chairman of the Board, President and Chief Executive Officer, $3,378,750 to finance the purchase of 120,000 shares of Legg Mason Common Stock from Legg Mason. The loan is full recourse, is secured by a pledge of the shares, and accrues interest at a rate of 4.47% per annum, compounded semi-annually. The principal amount is due in full at maturity on June 8, 2006 and interest payments are due on June 8 of each year. As of May 31, 2002, the amount of indebtedness outstanding under this loan was $2,534,062, plus accrued interest. The largest amount of indebtedness outstanding under this loan at any time during fiscal 2002 was $3,378,750, plus accrued interest.

    During fiscal 2002, Legg Mason paid approximately $735,000 to Wilmer, Cutler & Pickering, a law firm, for legal services and related expenses. Kurt
L. Schmoke, a partner in that law firm, became a director of Legg Mason on January 22, 2002.

    In the ordinary course of its business, Legg Mason has extended credit to certain of its directors and executive officers in connection with their purchases of securities in margin accounts. These extensions of credit have been made on terms comparable to loans to unaffiliated customers and did not involve more than the normal risk of collectability or present other unfavorable features. No such extension has resulted in a loss to Legg Mason.

                            INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP to be the independent accountants of Legg Mason for the fiscal year ending March 31, 2003. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Legg Mason's and affiliates' annual financial statements for the fiscal year ended March 31, 2002 and for the reviews of the financial statements included in Legg Mason's Quarterly Reports on Form 10-Q for that fiscal year were $1,160,000.

Financial Information Systems Design and Implementation Fees

    No fees were billed by PricewaterhouseCoopers LLP for the fiscal year ended March 31, 2002 for professional services rendered for information technology services relating to financial information systems design and implementation.

All Other Fees

    The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to Legg Mason, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" and excluding services rendered to Legg Mason-sponsored mutual funds, for the fiscal year ended March 31, 2002 were approximately $1,475,000. Of this amount, approximately $800,000 was paid for tax-related services and approximately $350,000 was paid for acquisition-related tax and accounting services.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    Legg Mason must receive in writing any stockholder proposal intended for inclusion in the proxy material for the 2003 Annual Meeting on or before February 20, 2003. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. The persons named as proxies for the 2003 Annual Meeting will generally have discretionary authority to vote on any matter presented by a stockholder for action at the meeting. In the event Legg Mason receives notice of any stockholder proposal by May 6, 2003, then, if Legg Mason includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, those proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the Securities and Exchange Commission's rules governing stockholder proposals.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, Legg Mason's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. Based solely on a review of copies of such reports furnished to Legg Mason, or written representations that no reports were required, Legg Mason believes that during the fiscal year ended March 31, 2002 its executive officers and directors complied with the
Section 16(a) requirements except that Mark R. Fetting failed to disclose in his Form 3 report his ownership of 123.8 units in a trust that holds only Legg Mason common stock and cash under the Legg Mason Profit Sharing and 401(k) Plan and Trust, which was reported in a subsequent amendment to that report.

                                 OTHER MATTERS

    The Board of Directors of Legg Mason is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

                                          By order of the Board of Directors

                                          /s/ Robert F. Price
                                          ROBERT F. PRICE
                                          Secretary

                                LEGG MASON, INC.
             Proxy for Annual Meeting of Stockholders, July 23, 2002


   The undersigned hereby appoints Raymond A. Mason, Robert F. Price and Timothy
C. Scheve, and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 23, 2002, at 10:00 a.m., and at any adjournment thereof.

          The Board of Directors recommends a vote FOR the item below.

1. FOR |_| WITHHOLD |_| The election of all Nominees for the Board of Directors listed (except as marked to the contrary):
   Nominees for the term expiring at the 2005 annual meeting
   Nicholas J. St. George     Richard J. Himelfarb
                                         Roger W. Schipke      Edward I. O'Brien

   Nominee for the term expiring at the 2004 annual meeting
   Kurt L. Schmoke

           (To withhold authority to vote for any individual nominee strike a line through the nominee's name)

2. To act upon any other matter which may properly come before the meeting or any adjournment thereof.

   This proxy will be voted on the foregoing item as specified by the person signing it, but if no specification is made the proxy will be voted FOR the election of Directors.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                    IT MAY BE REVOKED PRIOR TO ITS EXERCISE.



   Receipt of notice of the meeting, proxy statement and 2002 annual report is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.


Dated . . . . . . . . . . . . . . 2002

                                         . . . . . . . . . . . . . . . . . . . .
                                                        (SEAL)

                                         . . . . . . . . . . . . . . . . . . . .
                                                        (SEAL)

                                         Please date and then sign exactly as
                                         name appears to the left. If signing
                                         for a trust, estate, corporation or
                                         other legal entity, capacity or title
                                         should be stated. If shares are jointly
                                         owned, both owners should sign.


 PLEASE DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.